Domini Social Equity Fund Logo



                                    October 7, 1997


Dear Shareholder:

      We have previously mailed to you proxy materials relating to the Special Meeting of Shareholders of your Domini Social Equity Fund scheduled for on October 21, 1997.

      According to our latest records, we have not received your proxy card. Regardless of the number of shares you own, it is important that they are represented and voted at the meeting. If you have not already mailed your proxy card, please take a moment to SIGN, DATE and MAIL the enclosed duplicate proxy card promptly in the return envelope provided for your convenience.

      For the reasons set forth in the Proxy Statement dated September 15, the Board of Trustees of the Fund and I approved the proposals relating to the Fund and recommend that you vote "FOR" each of the proposals.

      Once again I appreciate the time and effort you can give this important matter. Thank you for your cooperation and continued support.

                                    Sincerely,


                                    Amy L. Domini
                                    Chair and President